AMENDMENT  NO. 1 TO
                         AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 to the Agreement and Plan of Merger dated as of November 17, 1997 (the "Merger Agreement") among International Nursing Services, Inc., a Colorado corporation (collectively, with its subsidiaries, the "Company"), Cymedix Lynx Corporation, a Colorado corporation wholly owned by the Company (the "Merger Sub") and Cymedix Corporation, a California corporation ("Cymedix") is entered into as of December 10, 1997 among the parties to the Merger Agreement.

     In accordance with Section 8.1 of the Merger Agreement, the parties desire to amend the Merger Agreement to delete Section 6.10(c) thereof in its entirety and replace it with the following:

     "(c) By acceptance of Merger Shares, each Holder will be deemed to agree to (i) refrain from publicly selling or offering for sale any Merger Shares until the Registration Statement is effective, (ii) refrain from effecting any disposition of Merger Shares that would constitute a sale within the meaning of the Securities Art except as contemplated in the Registration Statement and
(iii) limit sales in each month during the period from the effectiveness of the Registration Statement until the first anniversary of the Effective Date to 10 % of the Merger Shares received by that Holder in the Merger. The Company will be entitled to place stop orders with the transfer agent for the Company Common Stock to implement the restriction."

     As amended hereby, the Merger Agreement shall continue in full force and effect. This Amendment No. 1 may be executed in separate counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first above written.
                                      INTERNATIONAL NURSING  SERVICES,  INC.
                                       By:  /s/John  P.  Yeros
                                            Chairman  and  Chief  Executive
                                            Officer

                                       CYMEDIX  LYNX  CORPORATION
                                       By:  /s/  John  P.  Yeros
                                       Chairman  and  Chief  Executive  Officer

                                       CYMEDIX CORPORATION
                                       By: /s/ Keith  Berman
                                           President